Exhibit 10.1

FOURTH AMENDMENT TO EMPLOYMENT CONTRACT

This FOURTH AMENDMENT (the “Amendment”) is made and entered into on the 10th day of January, 2008, to that certain Employment Contract between NORWOOD H. DAVIS, III (the “Employee”) and TRX, INC., a Georgia corporation (the “Company”).

WHEREAS, the Employee and the Company previously entered into that certain Employment Contract dated December 31, 2004, as amended on August 26, 2005, June 30, 2006 and April 5, 2007 (the “Employment Contract”); and

WHEREAS, the Employee and the Company desire to amend the Employment Contract to include certain provisions for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and to clarify benefits to the Employee in the event of his death or disability;

NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company hereby agree to amend the Employment Contract as follows:

1. Section 6(a) of the Employment Contract shall be amended by deleting that section in its entirety and replacing it with the following:

“(a) Termination Due to Discharge for Good Cause. This Employment Contract shall terminate immediately upon the discharge of Employee for “Good Cause”. For the purposes of this Employment Contract, “Good Cause” means any act of fraud or dishonesty (whether or not in connection with the Company’s Business as hereinafter defined), competing with the Business of the Company either directly or indirectly, the breach of any provision of this Employment Contract by Employee, failure to comply with the decisions of the Company, failure to discharge Employee’s duty of loyalty to the Company, or any other matter constituting “good cause” under the laws of the State of Georgia. In the event of termination under this section, any earned but unpaid Base Salary and any other benefits provided herein shall be paid to Employee up to the effective date of termination of this Employment Contract, and not thereafter, and, if not sooner paid, such amount shall be paid in a lump sum payment within thirty (30) days following the date of termination. In addition, subject to the specific provisions of subsection 3(c), any discretionary bonus determined by the Board for the Employee following his termination of employment for Good Cause shall be payable to the Employee no later than December 31 of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.”

2. Section 6(b) of the Employment Contract shall be amended by deleting that section in its entirety and replacing it with the following:

“(b) Termination Due to Death or Disability. This Employment Contract also shall terminate immediately upon the death of the Employee or upon written notice from the Board to the Employee of termination of his employment due to his Disability. For purposes of this paragraph, the term “Disability” shall mean that, due to a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Employee has been receiving income replacement benefits for a period of not less than three (3) months under the Company’s short-term and/or long-term disability plan. In the event of termination due to death or Disability under this section, the Company shall pay the Employee (i) any earned but unpaid Base Salary accrued through the date of termination, plus the Base Salary due the Employee for the remainder of the Term, but in no event for less than twelve (12) months; (ii) reimbursement for COBRA continuation coverage premiums that the Employee and/or his covered spouse and dependents incur for group health plan coverages for a period of up to eighteen (18) months, (iii) continuation of the interest reimbursement, plus tax gross-up described in Section 3(i) of the Contract for the remainder of the then current term of the Contract, and (iv) if the Employee is Disabled, a continuation of his auto allowance and life insurance reimbursement described in Sections 3(g) and (h) of the Contract for the remainder of the then current Term of the Contract. Such payments shall be made as follows: the amounts payable under subsection (i) hereof shall be made in a lump sum payment within thirty (30) days following termination of employment, and the amounts payable under subsections (ii) and (iii) shall be made in monthly increments following his date of termination for the specified period of payment. In addition to the foregoing, upon a termination of the Employee’s employment due to death or Disability, if the stock option set forth in Section 3(l) of this Agreement has not been granted, it shall be granted on the Employee’s date of termination, and all stock options granted to the Employee by the Company shall immediately become fully exercisable. Notwithstanding the foregoing, for compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection (b) before the date that is six (6) months following the date of the Employee’s death or termination of employment due to Disability provided, however, that the grant or acceleration of vesting of any stock option shall occur on the Employee’s termination date. On the date that is six months following the date of the Employee’s death or termination of employment hereunder, the Employee (or his spouse or dependents, as applicable) shall be paid a lump sum amount representing the amounts that would have been paid under this section during the 6-month delay period but for the delay provision, and thereafter, the Employee (or his spouse or dependents, as applicable) shall receive cash payments on the above-specified monthly basis. In addition, subject to the specific provisions of subsection 3(c), any discretionary bonus determined by the Board for the Employee following his termination of employment due to death or Disability shall be payable no later than December 31 of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.”

3. Section 6(c) of the Employment Contract shall be amended by adding the following language to the end thereof:

“Such payments shall be made as follows: the amounts payable under subsection (i) hereof shall be made in a lump sum payment within thirty (30) days following termination of employment, and the amounts payable under subsections (ii) and (iii) shall be made in monthly increments following his date of termination for the specified period of payment. In addition to the foregoing, upon a termination of the Employee’s employment without Good Cause, if the stock option set forth in Section 3(l) of this Agreement has not been granted, it shall be granted on the Employee’s date of termination, and all stock options granted to the Employee by the Company shall immediately become fully exercisable. Notwithstanding the foregoing, for compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection (c) before the date that is six (6) months following the date of the Employee’s termination of employment; provided, however, that the grant or acceleration of vesting of any stock option shall occur on the Employee’s termination date. On the date that is six (6) months following the date of the Employee’s termination of employment hereunder, the Employee (or his spouse or dependents, as applicable) shall be paid a lump sum amount representing the amounts that would have been paid under this section during the 6-month delay period but for the delay provision, and thereafter, the Employee (or his spouse or dependents, as applicable) shall receive cash payments on the above-specified monthly basis. In addition, subject to the specific provisions of subsection 3(c), any discretionary bonus determined by the Board for the Employee following his termination of employment due to termination without Good Cause shall be payable no later than December 31 of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.”

4. Section 6(f) of the Employment Contract shall be amended by adding the following language to the end thereof:

“Amounts payable to the Employee under subsections (i) and (ii) hereof shall be made in a lump sum payment. For compliance with Section 409A of the Internal Revenue Code of 1986, no amounts shall be payable to the Employee (or his spouse or dependents) under this subsection (f) before the date that is six (6) months following the date of the Employee’s termination of employment after a Change of Control of the Company; provided, however, that the grant or acceleration of vesting of any stock option shall occur on the Employee’s termination date. On the date that is six months following the date of the Employee’s termination of employment hereunder, the Company shall pay the Employee the entire lump sum amount payable to him under this section. In addition, subject to the specific provisions of subsection 3(c), any discretionary bonus determined by the Board for the Employee following his termination of employment due to Change in Control shall be payable no later than December 31 of the calendar year in which the Board makes the determination that the Employee is entitled to such bonus.”

5. Except as specifically amended herein, the Employment Contract shall remain in full force and effect.

6. This Fourth Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment effective as of the date specified above.

EMPLOYEE:

/s/ Norwood H. Davis, III
Norwood H. Davis, III

COMPANY:

TRX, INC.

By:	/s/ Johan G. Drechsel
Johan G. Drechsel
Chairman